From:	“REGENCY CENTERS CORPORATION” <id@ProxyVote.com>

To:

Sent:

Subject:	REGENCY CENTERS CORPORATION Annual Meeting

PROXYVOTE.COM

You received this e-mail because our records show that (1) you are an employee of REGENCY CENTERS CORPORATION who has regular access to the company’s e-mail in the ordinary course of performing your duties and are expected to log-on to e-mail routinely to receive communications, or (2) you have expressly consented to receive REGENCY CENTERS CORPORATION communications and vote by proxy via the Internet. You may have given this consent during a prior vote at ProxyVote.com.

Important Notice Regarding Availability of Proxy Materials

2009 REGENCY CENTERS CORPORATION Annual Meeting of Shareholders.

MEETING DATE:	May 5, 2009

RECORD DATE:	February 24, 2009

CUSIP NUMBER:	758849A99

This e-mail represents all shares in the following account(s):

NAME

REGENCY CENTERS CORP-COMMON [number of shares]

CONTROL NUMBER: [control number]

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/[control number]

Note: If your e-mail software supports it, you can simply click on the above link.

To access ProxyVote.com, you will need your four digit PIN:

—	If you are an employee of REGENCY CENTERS CORPORATION, your PIN is the last four digits of your Social Security number.

—	If you are a shareholder who consented to receive proxy materials electronically, your PIN is the four digit number you selected at the time of your enrollment.

—	If you have forgotten your PIN number, please follow the instructions on www.proxyvote.com

Internet voting is accepted up to 11:59 p.m. (ET) the day before the meeting/cut off date.

To view the documents below, you may need Adobe Acrobat Reader. To download the Adobe Reader, click the url address below:

http://www.adobe.com/products/acrobat/readstep2.html

The relevant supporting documentations can also be found at the following Internet site(s):

Proxy Statement

http://materials.proxyvote.com/Approved/758849/20090224/NPS_36113.pdf

Annual Report

http://materials.proxyvote.com/Approved/758849/20090224/AR_36802/index.html

If you are an employee and were enrolled for electronic delivery by REGENCY CENTERS CORPORATION, and still wish to receive hard copies of these materials, you may contact REGENCY CENTERS CORPORATION’s Investor Relations page of the website and select Request A Hard Copy.

To cancel or change your enrollment profile, please go to:

http://enroll.icsdelivery.com/reg

There are no charges for this service. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

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